COASTWIDE ENERGY SERVICES, INC.
                      Nonqualified Stock Option Agreement





     WHEREAS, _________________________ (hereinafter called the "Optionee") is an officer, director or employee of Coastwide Energy Services, Inc. (hereinafter called the "Company") or one of the Company's subsidiaries; and

     WHEREAS, the 1993 Long-Term Incentive Plan of the Company (the "Plan") was duly approved by the stockholders of the Company on July 23, 1993 and the terms of the Plan are incorporated herein by reference; and

     WHEREAS, subject to such approval of the Plan by the stockholders of the Company, the execution of a Stock Option Agreement in the form hereof was authorized by a resolution of the Board of Directors of the Company duly adopted on October 29, 1993, and incorporated herein by reference; and

     WHEREAS, the option granted hereby is intended as a nonqualified stock option and shall not be treated as an "incentive stock option" within the meaning of that term under Section 422A of the Internal Revenue Code of 1986.

     NOW THEREFORE, the Company hereby grants to the Optionee an option pursuant to the Plan to purchase ____________ shares of Common Stock, $.01 par value ("Common Stock"), of the Company at the price of $ __________ per share, and agrees to cause certificates for any shares purchased hereunder to be delivered to the Optionee upon payment of the purchase price in full, all subject, however, to the terms and conditions hereinafter set forth.

     1. (A) This option shall become exercisable to the extent of 100% of the shares specified above on October 29, 1993. To the extent exercisable, this option may be exercised in whole or in part from time to time.

     2. The option price shall be payable in cash or by check acceptable to the Company.

     3.   This option shall terminate on the earliest of the following dates:

          (A) Six months after the Optionee ceases to be an employee or officer of the Company or a subsidiary, unless he ceases to be such employee or officer by reason of death or permanent disability.


          (B) One year after the death or permanent disability of the Optionee if the Optionee dies or becomes permanently disabled while an employee or officer of the Company or a Subsidiary or within the six month period referred to in paragraph (B) above;

          (C) Ten years from the date on which this option was granted. In the event the Optionee shall intentionally commit an act materially inimical to the interests of the Company or Subsidiary, and the Plan Administrator shall so find, this option shall terminate at the time of such act, notwithstanding any other provision of this Agreement. Nothing contained in this option shall limit whatever right the company or a subsidiary might otherwise have to terminate the employment of the Optionee.

     4. This option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution, and is exercisable, during the lifetime of the Optionee, only by him or by his guardian or legal representative.

     5. This option shall not be exercisable if such exercise would involve a violation of any applicable federal or state securities law, and the Company hereby agrees to make reasonable efforts to comply with such securities laws.

     6. The Board of Directors shall make such adjustments in the option price and in the number of kind of shares of Common Stock as such Board in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of the Optionee that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, separation, reorganization or partial or complete liquidation, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

     7. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with exercise of this option, it shall be a condition to such exercise that the Optionee pay or make provision satisfactory to the Company for payment of all such taxes. The Optionee may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the shares purchased upon exercise of this option. If such election is made, the shares so retained shall be credited against such withholding requirement at the fair market value as of the date of exercise.

     8. The term "Subsidiary" as used in this Agreement means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. For purposes of this Agreement, the continuous employment or service as an officer by the Optionee with the Company or a Subsidiary shall not be deemed interrupted, and the Optionee shall not be deemed to have ceased to be an employee or officer of the Company or any Subsidiary, by reason or transfer among the Company and its Subsidiaries.


     9. The option provided for herein was granted by the Board of Directors of the Company on October 29, 1993, pursuant to the Plan.

     EXECUTED at Houston, Texas effective October 29, 1993.

                                   COASTWIDE ENERGY SERVICES, INC.

                                   ________________________________
                                   Stephen A. Wells, President

     The undersigned Optionee hereby acknowledges receipt of an executed original of this Stock Option Agreement and accepts the option granted thereunder.


                                   ________________________________
                                   Optionee